Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Eagle Pharmaceuticals, Inc.

Woodcliff Lake, New Jersey

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated November 25, 2013, except for Note 3 as to which the date is January 27, 2014, relating to the financial statements of Eagle Pharmaceuticals, Inc. included in Amendment No. 4 to its Registration Statement on Form S-1 (File No. 333-192984), which was declared effective on February 11, 2014 by the Securities and Exchange Commission. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Woodbridge, New Jersey

February 19, 2014